				(d)(3)(B)(iii)
AMENDED SCHEDULE A
	to the
EXPENSE LIMITATION AGREEMENT
VOYA INVESTORS TRUST
OPERATING EXPENSE LIMITS

Name of Fund1		Maximum Operating Expense Limit
		(as a percentage of average net assets)

			Share Classes
	Adviser	Institutional	P2	R6	Service	Service 2
Voya Balanced Income Portfolio	1.20%	0.60%	N/A	N/A	0.85%	1.00%
Term Expires May 1, 2020

Voya Large Cap Value Portfolio
Term Expires May 1, 2017	1.29%	0.69%	N/A	0.69%	0.94%	1.09%
Initial Term for Class R6 Expires May 1, 2017

Voya U.S. Stock Index Portfolio	N/A	N/A	0.15%	N/A	N/A	N/A
Initial Term for Class P2 Expires May 1, 2018

VY® BlackRock Inflation Protected Bond
Portfolio	1.23%	0.63%	N/A	0.63%	0.88%	N/A
Initial Term Expires May 1, 2008

Initial Term for Class R6 Expires May 1, 2017

VY® CBRE Real Estate Portfolio
(formerly, VY® Clarion Real Estate Portfolio)	1.35%	0.75%	N/A	N/A	1.00%	1.15%
Term Expires May 1, 2015

VY® T. Rowe Price International Stock
Portfolio	1.40%	0.80%	N/A	0.80%	1.05%	N/A
Term Expires May 1, 2024

/s/ HE HE

Effective Date: May 1, 2022, to reflect the extension of the term for VY® T. Rowe Price International Stock Portfolio ("T. Rowe Price International Stock Portfolio") in connection with the proposed merger of T. Rowe Price International Stock Portfolio with and into Voya International Index Portfolio.

1This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.